FIDELITY ADVISOR KOREA FUND, INC.
ANNUAL MEETING OF STOCKHOLDERS
July 14, 1999

 Pursuant to notice duly given, an Annual Meeting of Stockholders of

FIDELITY ADVISOR KOREA FUND, INC.

was held on July 14, 1999, at 10:45 a.m. at the principal office of the Corporation, 82 Devonshire Street, Boston, Massachusetts.

 Mr. Richard A. Silver acted as Chairman in the absence of Mr. Edward
C. Johnson 3d, and Mr. Eric D. Roiter, General Counsel of FMR Co., recorded the minutes. Mr. MacKenzie acted as Secretary to the Meeting. Mr. Silver and Mr. Roiter were appointed to act as proxy agent for all stockholders who had properly returned their proxy cards.

 Mr. Silver reported that at the meeting there were present, or represented by proxies, stockholders owning more than 74% of the shares of the Corporation outstanding and entitled to vote (4,160,977 shares out of 5,619,043 shares issued and outstanding).

 Mr. Silver announced that a quorum was present and called the Meeting to order.

 Mr. Silver then made reference to the following formal documents relating to the Meeting presented to him by the Secretary:

 Notice of Meeting dated May 17, 1999

 Proxy Statement dated May 17, 1999

 Form of Proxy

Affidavit of Boston EquiServe attesting to the mailing of these documents to those record stockholders entitled to vote at the Meeting.

 He also indicated that a list of stockholders would be made available for viewing upon request.

 Mr. Silver recommended that the reading of the Notice of Meeting be waived. The proxy agents agreed to this recommendation.

 Mr. Silver stated that the first order of specific business as stated in the Notice of Meeting and described in the accompanying Proxy Statement was to elect two Class II Directors to serve for a term expiring on the date on which the annual meeting of stockholders is held in 2000, or until their successors are duly elected and qualified.

 After nominations and a written ballot, Mr. MacKenzie announced that all of the nominees contained in the Proxy Statement dated May 17, 1999, having received over 97.3% of the votes cast at the meeting, had been elected Directors of Fidelity Advisor Korea Fund, Inc.
Whereupon, it was

VOTED: That the proposal to elect two Class II Directors of Fidelity Advisor Korea Fund, Inc., to serve for a term expiring on the date on which the annual meeting of stockholders is held in 2000, or until their successors are duly elected and qualified, as set forth as Proposal 1 to the Corporation's Proxy Statement dated May 17, 1999, be, and it hereby is, approved.

 Mr. Silver stated that the second item of business was to ratify the selection of PriceWaterhouseCoopers LLP as independent accountants of Fidelity Advisor Korea Fund, Inc.

 Mr. MacKenzie reported that the proposal to ratify
PriceWaterhouseCoopers LLP as independent accountants of the Corporation, as set forth in the Proxy Statement, received the affirmative vote of the holders of 4,055,629 shares, or 97.468% of the shares of the Corporation voting. Whereupon, it was

VOTED: That the proposal to ratify the selection of PriceWaterhouseCoopers LLP as independent accountants of Fidelity
Advisor Korea Fund, Inc., as set forth as Proposal 2 to the Corporation's Proxy Statement dated May 17, 1999, be, and it hereby is, approved.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST: ___________________________
         Eric D. Roiter
         Secretary, Fidelity Advisor Korea Fund, Inc.